Exhibit 99.1

Eiger BioPharmaceuticals Reports Fourth Quarter and Full Year 2016 Financial Results

•	Five Phase 2 Programs in Four Orphan Indications

•	Multiple Value-Creating Events Across Programs Expected in Next 12-18 Months

PALO ALTO, Calif., March 23, 2017 — Eiger BioPharmaceuticals, Inc. (Nasdaq:EIGR), focused on the development and commercialization of targeted therapies for rare diseases, announced today a business update and financial results for the three months and full year ended December 31, 2016.

“We believe that 2016, Eiger’s first year as a publicly traded company, was a year of significant accomplishment and advancement,” said David Cory, President and CEO of Eiger BioPharmaceuticals. “We advanced our pipeline of five Phase 2 programs across four therapeutically diverse orphan diseases spanning international clinical sites. We believe that these achievements have moved us closer to our goal of building a leading biotechnology company, and delivering value to patients and shareholders. We look forward to another year of accomplishment in 2017 as our pipeline matures, we anticipate advancement toward important Phase 2 data read-outs, and we will continue to pursue multiple shots on goal for clinical and regulatory success.”

Key 2016 Milestones Achieved

Lonafarnib in HDV

•	Phase 2 data across international sites from LOnafarnib With Ritonavir in HDV (LOWR HDV) program presented at the European Association for the Study of Liver Disease (EASL) and the American Association for the Study of Liver Diseases (AASLD) meetings

Pegylated Interferon Lambda in HDV

•	License agreement for global rights to Lambda from Bristol-Myers Squibb

•	First patient dosed in Phase 2 Lambda Interferon MonoTherapy in HDV (LIMT HDV) international study

Exendin 9-39 in Post-Bariatric Hypoglycemia (PBH)

•	Phase 2 single-ascending dose study data presented at the American Diabetes Association (ADA)

•	Phase 2 multiple-ascending dose (MAD) study data

•	Development of novel liquid formulation for subcutaneous injection

•	US orphan designation for hyperinsulinemic hypoglycemia

•	EMA orphan designation for non-insulinoma pancreatogenous hypoglycemia syndrome (NIPHS) which includes PBH

Ubenimex in Pulmonary Arterial Hypertension (PAH)

•	First patient dosed in Phase 2 LIBERTY North American study

•	EMA orphan designation

Ubenimex in Lymphedema

•	First patient dosed in Phase 2 ULTRA international study

Extended company runway through mid-2018

•	$20 million follow on financing in August

•	$15 million tranche from $25 million venture debt line received from Oxford in December

Fourth Quarter and Full Year 2016 Financial Results

Net loss for the fourth quarter of 2016 was $12.8 million, or $1.53 per share basic and diluted, compared to a net loss of $7.1 million, or $25.78 per share basic and diluted for the fourth quarter of 2015. Net loss for the year ended December 31, 2016 was $47.1 million, or $7.84 per share basic and diluted, compared to a net loss of $13.3 million, or $62.19 per share basic and diluted for the year ended December 31, 2015.

Research and development expenses for the fourth quarter of 2016 were $9.4 million compared to $3.6 million for the fourth quarter of 2015. The increase was primarily due to a $4.4 million increase in clinical expenditures coupled with a $0.9 million increase in compensation and personnel related expenses due to an increase in headcount.

Research and development expenses for the year ended December 31, 2016 were $33.0 million compared to $8.1 million for the year ended December 31, 2015. The increase was primarily due to a $15.0 million increase in clinical expenditures due to increased program activity, a $5.2 million expense related to upfront payments under our license agreement with Bristol-Meyers Squibb and a $2.2 million increase in compensation and personnel related expenses due to an increase in headcount.

General and Administrative expenses for the fourth quarter of 2016 were $3.5 million compared to $3.1 million for the fourth quarter of 2015. The increase was primarily due to a $1.0 million stock compensation charge.

General and administrative expenses for the year ended December 31, 2016 were $13.1 million compared to $4.9 million for the year ended December 31, 2015. The increase was primarily due to a $3.4 million increase in consulting, advisory, legal and accounting services incurred in connection with the merger with Celladon and the costs of being a public company and a $2.3 million increase in stock-based compensation expense.

As of December 31, 2016, Eiger had cash, cash equivalents and short term marketable securities of $59.9 million, compared to $4.8 million at December 31, 2015. The increase was primarily attributable to cash received from investors and Celladon in connection with our merger with Celladon which closed March 22, 2016. Also during

2016 were the $20.0 million in gross proceeds from a common stock offering that was completed in August and in December gross proceeds of $15.0 million from the first tranche of our debt agreement with Oxford.

Key Anticipated Milestones in 2017

•	LOWR HDV program: end-of-study data in Q2, and agency meeting in Q4

•	Lambda in HDV: US IND filing in Q2, interim data from LIMT HDV study in Q4

•	Exendin 9-39 in PBH: completion of MAD study in Q2, completion of PK study with novel liquid formulation in Q3, and initiation of Phase 2 - 28-day study in Q4

•	Ubenimex in PAH: complete LIBERTY enrollment in Q2; data Q1 2018

•	Ubenimex in Lymphedema: complete ULTRA enrollment in Q3; data Q2 2018.

About Eiger

Eiger is a clinical-stage biopharmaceutical company committed to bringing to market novel products for the treatment of rare diseases. The company has built a diverse portfolio of well-characterized product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which an effective therapy is urgently needed. For additional information about Eiger and its clinical programs, please visit www.eigerbio.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives, intentions, beliefs and expectations of management are forward-looking statements. These forward- looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, our ability to timely and successfully achieve, all or any of the anticipated 2017 and 2018 milestones, whether or not pegylated interferon lambda or lonafarnib or ubenimex or exendin 9-39 may be further developed and approved, statements relating to the availability of cash for Eiger’s future operations and drug development portfolio, Eiger’s ability to develop its drug candidates for potential commercialization, the timing of the commencement and number and completion of Phase 2 trials and whether the products can be successfully developed or commercialized. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks described in the “Risk Factors” sections in the Annual Report on Form 10-K for the period ended December 31, 2016 and Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

SOURCE Eiger Bio, Inc.

Investors:

Andrew McDonald LifeSci Advisors, LLC, 646-597-6987, andrew@lifesciadvisors.com

Jim Welch, Eiger BioPharmaceuticals, 650-279-9845, jwelch@eigerbio.com

Eiger BioPharmaceuticals Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating expenses:
Research and development	$9,377	$3,624	$33,014	$8,117
General and administrative	3,532	3,087	13,106	4,855

Total operating expenses	12,909	6,711	46,120	12,972

Loss from operations	(12,909)	(6,711)	(46,120)	(12,972)
Interest expense, net	(5)	(350)	(690)	(350)
Other expense, net	146	—	(277)	—

Net loss	$(12,768)	$(7,061)	$(47,087)	$(13,322)

Net loss per common share:
Basic and diluted	$(1.53)	$(25.78)	$(7.84)	$(62.19)

Shares used to compute net loss per common share:
Basic and diluted	8,356,659	273,860	6,007,027	214,228

Eiger BioPharmaceuticals Inc.

Selected Balance Sheets Financial Data

(in thousands)

(unaudited)

	December 31,	December 31,
	2016	2015
Balance Sheet Data:
Cash, cash equivalents and investments	$59,936	$4,778
Working capital	55,229	(2,895)
Total assets	60,736	5,582
Total stockholders’ equity	40,721	(5,152)